Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated February 21, 2012, with respect to the consolidated financial statements, condensed consolidating financial information, and financial statement schedule of ConocoPhillips, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in this Annual Report (Form 10-K) for the year ended December 31, 2011, in the following registration statements and related prospectuses.

ConocoPhillips	Form S-3	File No. 333-157547

ConocoPhillips	Form S-4	File No. 333-130967

ConocoPhillips	Form S-8	File No. 333-98681

ConocoPhillips	Form S-8	File No. 333-116216

ConocoPhillips	Form S-8	File No. 333-133101

ConocoPhillips	Form S-8	File No. 333-159318

ConocoPhillips	Form S-8	File No. 333-171047

ConocoPhillips	Form S-8	File No. 333-174479

/s/ Ernst & Young LLP

Houston, Texas

February 21, 2012